Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated February 25, 2015, in this Registration Statement (Form S-6 No. 333-201416) of Smart Trust, Capital Innovations Global Infrastructure & MLP Trust, Series 8 .

/s/ Grant Thornton LLP

Chicago, Illinois

February 25, 2015